Exhibit 10(p)
SPLIT DOLLAR INSURANCE AGREEMENT
This Agreement is entered into at Columbus, Ohio, this 20th day of June, 1994, between BANCINSURANCE CORPORATION, a corporation organized and existing under the laws of the State of Ohio (hereinafter called “Employer”), and FIFTH THIRD BANK OF COLUMBUS, as Trustee of the Si and Barbara K. Sokol Irrevocable Trust dated May 6, 1994 (hereinafter called “Trust”).
WHEREAS, Si Sokol (hereinafter called “Employee”) is a key executive of Employer and Employer desires to retain him in its employ; and
WHEREAS, Employer as an inducement to such continued employment, desires to assist Employee with his personal life insurance program; and
WHEREAS, Employee has executed a Trust as part of his life insurance program.
NOW, THEREFORE, in consideration of the mutual promises hereincontained, Employer and Trust agree as follows:
1. Purchase of Life Insurance Policy. In futherance of the purposes of this Agreement, policy number [omitted] (hereinafter called “Policy”) in the face amount of $2,700,000 on the joint lives of Si and Barbara K. Sokol has been issued by Pan American Life Insurance Company (hereinafter called “Insurer”).
2. Incidents of Ownership. The Trust shall be the owner of the Policy and may exercise all rights of ownership with respect to the Policy except as otherwise hereinafter provided. These rights include, but are not limited to, the right to elect and to receive dividends, the right to elect any optional mode of settlement, and the sole right to surrender or cancel the policy.
3. Execution of Collateral Assignment of Policy. Concurrently with the execution of this Agreement, the Trust shall execute a collateral assignment of the Policy to the Employer as security for the repayment of any indebtedness of Trust to the Employer as set forth in this Agreement. Said assignment of the Policy shall grant to the Employer the following specific rights:
(A). The right to veto any reduction in the value of the Policy through dividend withdrawal or otherwise.
(B). The right to collect from the Insurer its interest in the net proceeds of the Policy when it becomes a claim by death, surrender or maturity.
The Employer as assignee shall upon the Trust’s request forward without unreasonable delay to the Insurer the Policy for endorsement or any election of an optional mode of settlement.

4. Death Benefit. Upon the death of the Employee, and his spouse, Barbara K. Sokol, the Employer shall be entitled to receive from the life insurance proceeds an amount equal to the sum of the aggregate premiums paid under the Policy by the Employer, determined as of the date of death of the Employee, and his spouse, Barbara K. Sokol. The entire balance of the proceeds, including proceeds attributable to additions to insurance purchased with Policy dividends, shall be paid to the Trust.
5. Payment of Premium. The Employer shall contribute the entire annual premium due to the Insurer. Each contribution by the Employer shall constitute an advancement to the Trust, secured by the aforesaid collateral assignment, to be satisfied upon maturation of the Policy.
6. Use of Dividends. All dividends attributable to the Policy shall be applied to the purchase of paid-up additions from the Insurer.
7. Amendment of Agreement. This Agreement may be amended only by a written agreement validly executed by the parties, hereto, provided that any such amendment shall not be binding upon the Insurer until a duly certified copy of same has been received by the Insurer.
8. Binding Agreement. This Agreement shall bind all parties, their successors and assigns, and any Policy beneficiary.
9. Ohio Law Controls. This Agreement shall be construed under the laws of the State of Ohio.
10. Claims Procedure; ERISA Rights. This Agreement is an “employee welfare benefit plan” under the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Employee has certain rights pursuant thereto, as follows:
To claim a benefit under this Agreement (hereinafter referred to as “the plan,” the Employee (or his beneficiary) should make an appointment with the Employer (hereinafter the “Plan Administrator”) to complete the forms necessary to process this benefit, if any.
If A Claim is Denied:
Government regulations set forth specific procedures to take care of the rare instance when a claim for benefits is denied in whole or in part. A claim for benefits might be denied if:
(1). The Plan Administrator does not believe a participant is entitled to a benefit; or
(2). The Plan Administrator disagrees with the amount of benefit to which the participant believes he is entitled.
If this happens, the Plan Administrator should notify the Employee (or his beneficiary) in writing of the reasons for the denial within 90 days of the date of the claim. (See the “NOTE” below). The notice of denial should:
(1). Explain why the claim for benefits is being denied, and specify the plan provisions on which the denial is based;

(2). Provide a description of any additional information needed and an explanation of why it is necessary; and
(3). Explain the claim review procedure. If the Employee (or his beneficiary) does not receive formal notice of denial from the Plan Administrator within 90 days, it can be assumed that the claim has been denied.
Review of Denial:
If the claim has been denied, the Employee (or his beneficiary) may request a review of the denial. The Employee (or his beneficiary) has 60 days after receipt of the written notice of denial to request a review. This request must be in writing and may be made to the Plan Administrator. If the Employee (or his beneficiary) wishes, the Employee (or his benficiary), or the representative thereof, may also review the plan documents, and submit issues and comments supporting the claim, in writing, to the Plan Administrator.
A review of the denial should be made in writing by the Plan Administrator within 60 days (see the “NOTE” below) after the request is received. The decision should:
(1).	Be written in a manner the Employee (or his beneficiary) can easily understand;

(2).	Specify the plan provisions on which the decision is based; and

(3).	Tell the results of the review.
If the Employee (or his beneficiary) does not receive a decision on the request for review within 60 days, it can be assumed that the request has been denied.
NOTE: The 90- and 60-day deadlines may be extended under special circumstances. The Employee (or his beneficiary) will be told of the extension in writing before the end of the 90-day (or 60-day) period. The extension notice will state why the extension is needed and the date at which the Employee (or his beneficiary) may expect a decision.
The Employee (or his beneficiary) is entitled to certain rights and protections under ERISA. ERISA provides that the Employee shall be entitled to:
(1). Examine, without charge, at the Plan Administrator’s office, all plan documents and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions;
(2). Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator, who may make a reasonable charge for the copies; and
(3). Receive a summary of the plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the plan. The people who operate employee plans are called fiduciaries of the plan, and include the Plan Administrator. They have a duty to operate the plan prudently and in the Employee’s interest.
No one, including the Employer, may fire the Employee or otherwise discriminate against the Employee (or his beneficiary) in any way to prevent the obtaining of a benefit or exercising rights under ERISA. If a claim for a benefit is denied in whole or in part, the Employee (or his benficiary) must receive a written explanation of the reason for the denial. The Employee (or his beneficiary) has the right to have the plan review and reconsider his claim.
Under ERISA, there are steps the Employee (or his beneficiary) can take to enforce the above rights. For instance, if there is a request for materials from the plan and the Employee (or his beneficiary) does not receive them within 30 days, the Employee (or his beneficiary) may file suit in a federal court. In such case, the court may require that the Plan Administrator provide the materials and pay Employee (or his beneficiary) up to $100 a day until Employee (or his benficiary) receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.
If a claim for benefits is denied or ignored, in whole or in part, Employee (or his beneficiary) may file a suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if Employee (or his beneficiary) is discriminated against for asserting rights, Employee (or his beneficiary) may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.
The court will decide who should pay court costs and legal fees. If the Employee (or his beneficiary) is successful, the court may order the person sued to pay these costs and fees. If Employee (or his beneficiary) loses, the court may order Employee (or his beneficiary) to pay these costs and fees (for example, if it finds the claim to be frivolous).
If the Employee (or his beneficiary) has any questions about the plan, Employee (or his beneficiary) should contact the Plan Administrator. If the Employee (or his beneficiary) has any questions about this statement or rights under ERISA, Employee (or his benficiary) should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate, on the day and year above written.
EMPLOYER:
BANCINSURANCE CORPORATION

By:	/s/ Sally Cress Sally Cress, Secretary
TRUST:
FIFTH THIRD BANK OF COLUMBUS, as Trustee of the Si & Barbara K. Sokol Irrevocable Trust dated May 6, 1994.

By:	/s/ Susan S. Lease, Trust Officer